Exhibit 99.2

Neurocrine Biosciences, Inc. Prices Public Offering of Common Stock

SAN DIEGO, February 26, 2014 /PRNewswire via COMTEX/ — Neurocrine Biosciences, Inc. (Nasdaq: NBIX) today announced the pricing of an underwritten public offering of 8,000,000 shares of its common stock at a price to the public of $17.75 per share. The gross proceeds to Neurocrine from this offering, before deducting underwriting discounts and commissions and other offering expenses payable by Neurocrine, are expected to be approximately $142 million. The offering is expected to close on or about March 4, 2014, subject to customary closing conditions. Neurocrine anticipates using the net proceeds from the offering to fund its research and development efforts and for general corporate purposes, including working capital.

Jefferies LLC and J.P. Morgan Securities LLC are acting as joint book-running managers for this offering, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC are acting as co-lead managers for this offering and Cowen and Company, LLC is acting as co-manager for this offering. Neurocrine has granted the underwriters a 30-day option to purchase up to an aggregate of 1,200,000 additional shares of common stock.

The securities described above are being offered by Neurocrine pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2014, which has become effective by rule of the SEC. A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to these securities, when available, may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY 10022, or by telephone at 877-547-6340, or by email at Prospectus_Department@Jefferies.com, or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 866-803-9204.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Neurocrine Biosciences

Neurocrine Biosciences, Inc. is a clinical stage drug discovery company primarily focused on neurological and endocrine based diseases and disorders. Neurocrine discovers and develops innovative pharmaceuticals, in diseases with high unmet medical needs or where the existing drug classes are inadequate, through a disciplined yet entrepreneurial process. Utilizing a portfolio approach to drug discovery, Neurocrine has multiple small molecule drug candidates at various stages of pharmaceutical development. Neurocrine’s two lead late stage clinical programs are elagolix, a gonadotropin-releasing hormone antagonist for women’s health that is partnered with AbbVie Inc., and a wholly owned vesicular monoamine transporter 2 (“VMAT2”) inhibitor for the treatment of movement disorders. Neurocrine intends to maintain certain commercial rights to its VMAT2 inhibitor for evolution into a fully-integrated pharmaceutical company.

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to Neurocrine’s expectations regarding the completion, timing and size of its public offering and the expected proceeds therefrom. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, as well as risks and uncertainties associated with Neurocrine’s business and finances in general, and the other risks described in Neurocrine’s annual report on Form 10-K for the year ended December 31, 2013. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

SOURCE Neurocrine Biosciences, Inc.

CONTACT: Neurocrine Biosciences, Investor Relations, +1-858-617-7600